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                                                                   EXHIBIT 10.11

[Constant Contact letterhead]

                                                                December 6, 2006

Richard Turcott
5 Walter Circle
Westford, MA 01886

     Re:  Separation of Employment

Dear Richard:

     Your employment with Roving Software, Inc. ("Constant Contact" or "the Company") and Administaff is being terminated. The purpose of this letter is to establish an amicable arrangement for ending your employment in a manner that will permit you to obtain certain payments and other benefits in return for, among other things, your release of any claims against the Company.

     Your final day of employment will be January 1, 2007 ("Separation Date").

     You will receive your final paycheck according to the regular payroll cycle. It will be comprised of: (1) all salary due and owing to you through the Separation Date, less applicable state and federal taxes and other deductions; and (2) payment equal to the value of all accrued, unused vacation through the Separation Date, less applicable state and federal taxes and other deductions. Administaff will provide you with written documentation concerning your right to unemployment benefits.

     Following the Separation Date, the Company will continue to maintain you as eligible for participation its health insurance plan as required by, and insofar as you elect coverage under, the Consolidated Omnibus Budget Reconciliation Act of 1985 (often referred to as "COBRA"). Information concerning your insurance continuation under COBRA will be provided to you separately. Your coverage under all other Company-sponsored insurance plans will expire on the Separation Date, unless otherwise specified by applicable plan documents.

     If you are enrolled in the Company's group health and dental plans on the Separation Date and elect, no later than the effective date of this Agreement, to continue your coverage and that of your eligible dependents in those plans under the federal law known as "COBRA," the Company will pay the premium cost of that coverage through June 30, 2007 or, if less, until the date you become eligible for coverage under the health and/or dental plan of another employer. You agree to notify Constant Contact immediately if you become eligible for health and/or dental coverage from another employer during the ninety days following the Separation Date and to repay any excess contributions made by the Company. After the Company's contributions end, you may continue coverage for the remainder of the COBRA period, if any, by paying the full premium cost plus a small administrative fee.

     Additionally, if you are interested in converting your group life insurance into an individual policy, please contact human resources.


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     Except for funds that may have vested in the Company-sponsored benefit plans or expressly referenced in this letter, you will not be entitled to any other compensation or benefits. To the extent you have any stock options, you are advised to refer to the applicable stock option agreements and plan for guidance as to your rights and obligations.

     You must immediately turn over all confidential information and property belonging to the Company, including, without limitation, all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, hardware, sketches, laboratory and research notebooks and other documents, as well as all copies or reproductions of such material relating to the business of the Company. You are also advised that you will be expected to abide by your obligations under your Nondisclosure, Non-competition and Developments Agreement, a copy of which is attached.

     The Company offers you the opportunity to obtain severance pay equivalent to six months of base salary, less appropriate federal and state taxes and other deductions ("Severance Benefits"). YOU WILL BE ENTITLED TO THE SEVERANCE BENEFITS ONLY IF YOU AGREE TO THE FOLLOWING ADDITIONAL TERMS AND CONDITIONS, TIMELY EXECUTE THIS AGREEMENT AND DO NOT REVOKE IT DURING THE SEVEN-DAY REVOCATION PERIOD (EXPLAINED IN MORE DETAIL BELOW). The Company will pay the Severance Benefits in a lump sum of $82,500.00 within a reasonable period of time after this agreement becomes enforceable and non-revocable.

     Additionally you will be eligible for a 2006 fourth quarter bonus based on your fourth quarter targeted AMRG incentive, subject to the terms of the existing plan. This payment will be made to you in accordance to the regular payroll cycle for performance bonuses in 2007. You are also eligible to receive up to 3 months of outplacement services through ClearRock.

     In exchange for the Severance Benefits, you agree and/or acknowledge the following:

     (1) You agree to abide by the terms and conditions of your Nondisclosure, Non-competition and Developments Agreement, which you acknowledge remains in full force and effect.

     (2) You acknowledge receipt of the Final Pay and agree that it represents all salary, wages, accrued vacation, and compensation due and owing to you.

     (3) You understand that the Severance Benefits constitute special consideration in exchange for the promises you make herein, and that the Company is not otherwise obligated to provide you with such Severance Benefits. In consideration of the Company's commitments to you under this agreement, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its parent, subsidiaries and affiliates, as well as its and their respective past and present officers, directors, shareholders, employees, agents, representatives, employee benefits plans and plan administrators and fiduciaries (each in their individual and corporate capacities) (collectively, the "Releasees") from any and all debts, demands, actions, contracts, agreements, claims, and demands (including attorney's fees and costs) that you have or may have against any of the Releasees under any federal, state, or local law, as such claims exist or may exist through the date you execute this letter, including, without limitation, any and all claims concerning your employment with and separation from the Company. These released

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claims further include, but are not limited to, any you may arguably have or have had under the Age Discrimination in Employment Act, Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, Executive Order 11246, Executive Order 11141, the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. Section 1001 et seq., the Fair Credit Reporting Act, 15 U.S.C. Section 1681 et seq., the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. Section 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002,18 U.S.C. 1514(A), Massachusetts General Laws Chapter 151B, the Massachusetts Civil Rights Act, M.G.L. c.12, Sections 11H and 11I, the Massachusetts Equal Rights Act. M.G.L. c.93, Section 102 and M.G.L. c.214, Section 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, Section 1 et seq., the Massachusetts Privacy Act, M.G.L. c.214, Section 1B and the Massachusetts Maternity Leave Act, M.G.L. c.149, Section 105(d), all as amended, all common law claims, including, but not limited to, actions in defamation, intentional and negligent infliction of emotional distress, misrepresentation, fraud, wrongful discharge and breach of contract, and all other claims arising under any federal, state, or local law (including a claim for retaliation) not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

     (4) To the extent permitted by law, you agree that you will not disclose the terms of this agreement to anyone outside your immediate family, your attorney and your financial advisors, and you will ensure that they keep this information confidential, except where disclosure is required by law or is agreed to in writing by the Company.

     (5) To the extent permitted by law, you agree that you will not disparage or defame the Company or any of the Releasees to any third party, including, without limitation, any media outlet.

     (6) You represent that the terms of this agreement set forth our entire understanding regarding this subject; and you represent that you have not assigned, transferred or conveyed, at any time, to any person or entity, any alleged right, claim, or cause of action generally or specifically referred to herein, and will not do so in the future. This agreement shall be binding upon and shall inure to the benefit of you, the Company, and the Releasees, as well as your and their heirs, administrators, executors, representatives, predecessors, successors and assigns.

     (7) You acknowledge that nothing in this letter constitutes an admission by the Company of any liability or wrongdoing with respect to any of the commitments or payments made hereunder, or in any other regard.

     (8) You represent that you have entered into this agreement voluntarily and based upon your own judgment that you are fully aware of the contents and legal effect of this letter, including the fact that you are releasing all claims you may have against the Company and the Releasees for, among other things, age discrimination. You acknowledge that you have been given the opportunity to consider this agreement for 21 days before executing it and that, by this letter; we have advised you to consult with an attorney about its terms. In the event that you have executed this agreement within less than the 21 days of the date of its delivery to you, you

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acknowledge that your decision to do so was entirely voluntary and that you had the opportunity to consider this agreement for the entire 21-day period. The Company acknowledges that for a period of seven days from the date of the execution of this agreement, you may revoke this agreement by written notice to the Company. If you revoke your acceptance, you will not be entitled to any Severance Benefits. This agreement will become binding and enforceable after the expiration of the seven-day revocation period provided that you have not revoked your acceptance of it.

     (9) You understand and agree that no delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

     (10) You agree that should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

     (11) You agree that Massachusetts law shall govern this agreement and that the terms of this agreement shall be construed as a whole and not for or against either party. You further agree that, should any court action be brought by either you or the Company or any Releasees concerning this agreement, you will submit yourself to the personal jurisdiction of the courts sitting within the Commonwealth of Massachusetts.

     (12) You may retain the laptop computer and use of the Company email address for up to six months following the Separation Date. You agree to return the computer at the end of the six month period or sooner, or at such later date to which the Company agrees.

     This agreement supersedes all prior discussions, understandings, and agreements concerning the subject matters discussed herein. This agreement may be amended or modified only by a written document signed by you and the Company.

     To confirm that you understand and agree to these terms, please sign both originals in the space provided below and return one to us for our files by no later than December 27, 2006.

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     THIS OFFER EXPIRES IF YOU HAVE NOT EXECUTED IT WITHIN 21 DAYS OF RECEIVING
IT. NOTWITHSTANDING THE FOREGOING, YOU WILL STILL BE ENTITLED TO REVOKE YOUR ACCEPTANCE WITHIN SEVEN (7) DAYS AFTER YOUR EXECUTION OF THIS AGREEMENT.

                                        Sincerely,

                                        Roving Software, Inc.


                                        By: /s/ Gail F. Goodman
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Agreed to and accepted this 22nd day of 2006.


/s/ Richard Turcott
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Richard Turcott